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                                                                     EXHIBIT 4.5


                               GLOBAL MARINE INC.

                             7 1/8% Notes Due 2007

              A series of Securities is hereby established pursuant to Section
2.01 of the Indenture dated as of September 1, 1997 between Global Marine Inc. (the "Company") and Wilmington Trust Company (the "Trustee"), as follows:

       1. The title of the Securities of the series shall be "7 1/8% Notes Due 2007" (the "Notes").

       2. The limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 2.08, 2.09, 2.12, 3.07 or
9.05 of the Indenture) is $300,000,000.

       3. The Notes shall be issued as permanent Global Securities (as defined in the Indenture) under the Indenture. The Depository Trust Company is hereby designated as the Depositary for the Global Securities under the Indenture.

       4. The date on which the principal of the Notes is payable shall be September 1, 2007.

       5. The rate at which each of the Notes shall bear interest shall be 7 1/8% per annum. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The date from which interest shall accrue for each of the Notes shall be September 15, 1997. The Interest Payment Dates (as defined in the Indenture) on which interest on the Notes shall be payable are March 1 and September 1, commencing March 1, 1998. Interest on the Notes shall be payable to the persons in whose name the Notes are registered at the close of business on the Record Date (as defined below) for such interest payment. The record dates (each a "Record Date") for the interest payable on the Notes on any Interest Payment Date shall be the February 15 and August 15, as the case may be, immediately preceding such interest payment date.

       6. The place or places where the principal of, premium (if any) on and interest on the Notes shall be payable is at the office or agency of the Trustee in New York, New York. Payments in respect of the Notes evidenced by a Global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder (as defined in the Indenture) of the Global Note. In all other cases, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the register of the Notes maintained by the Registrar (as defined in the Indenture).


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       7.     The Notes will be redeemable, at the option of the Company, at any time, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to maturity (the "Redemption Date") at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) plus the Make-Whole Premium, if any. In no event will the Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued interest to the Redemption Date.

       The amount of the Make-Whole Premium with respect to any Note (or portion thereof) to be redeemed will be equal to the excess, if any, of:

       (i) the sum of the present values, calculated as of the Redemption Date, of:

       (A) each interest payment that, but for such redemption, would have been payable on the Note (or portion thereof) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

       (B) the principal amount that, but for such redemption, would have been payable at the final maturity of the Notes (or portion thereof) being redeemed;

                     over

       (ii) the principal amount of the Note (or portion thereof) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 20 basis points.

       The Make-Whole Premium shall be calculated by an independent investment banking institution of national standing appointed by the Company; provided, that if the Company fails to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation shall be made by Salomon Brothers Inc or, if such firm is unwilling or unable to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

       For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield shall be





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determined as of the third Business Day (as defined in the Indenture)
immediately preceding the applicable Redemption Date. The weekly average yields of United States Treasury Notes shall be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15 (519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield shall be equal to such weekly average yield. In all other cases, the Treasury Yield shall be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release).
Any weekly average yields as calculated by interpolation shall be rounded to the nearest 1/100th of 1%, with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield shall be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

       8. The Notes shall not be entitled to the benefit of any sinking fund or other mandatory redemption provisions.

       9. The Notes shall constitute Rule 144A Securities (as defined in the Indenture).

       10. The Notes shall be in substantially the form of Annex A hereto (the "Form of Note").

       11. Unless and until, pursuant to the Registration Rights Agreement dated as of September 15, 1997 between the Company and the Initial Purchasers named therein (the "Registration Rights Agreement"), (i) a Note is sold under an effective Registration Statement (as defined in the Registration Rights Agreement) or (ii) a Note is exchanged for a New Security (as defined in the Registration Rights Agreement) in connection with an effective Registration Statement, each Note shall bear the first legend (the "Private Placement Legend") set forth on the face of the Form of Note.

       12. Each Note that is a Global Security shall bear the second legend set forth on the face of the Form of Note.

       13.    Unless and until, pursuant to the Registration Rights Agreement,
(i) a Note is sold under an effective Registration Statement or (ii) a Note is exchanged for a New Security in connection with an effective Registration Statement, the following provisions shall apply:

              (a) Transfers to Non-QIB Institutional Accredited Investors and Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to (1) any institutional "accredited investor" (as defined in Rule 501(a)(1), (2),
       (3) or (7) of Regulation D under the Securities Act) that is not a qualified





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       institutional buyer as defined in Rule 144 (a "QIB") or (2) any person who is not a United States person (a "Non-U.S. Person"), as defined in Regulation S under the Securities Act of 1933, as amended ("Regulation S"):

                     (i) The Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is at least two years after the original issue date of the Note or (y) a certificate substantially in the form of Exhibit A to the Note has been delivered to the Registrar and a letter substantially in the form of Exhibit B or C, as applicable, to the Note, has been delivered to the Registrar.

                     (ii) If the proposed transferor is an Agent Member (as defined in the Indenture) holding a beneficial interest in the Global Security, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions given in accordance with the Depositary's and the Registrar's procedures therefor, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Security in an amount equal to the principal amount of the beneficial interest in the Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Notes not represented by a Global Security of like tenor and amount.

              (b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note to a QIB (excluding a Non-U.S. Person who elects not to hold a beneficial interest in a Global Security):

                     (i) If the Note to be transferred is not represented by a Global Security, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on a certificate substantially in the form of Exhibit A to the Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on such certificate stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it, or the person on whose behalf it is acting with respect to any such account, is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.





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                     (ii)   If the proposed transferee is an Agent Member and
              the Note to be transferred is not represented by a Global Security, upon receipt by the Registrar of instructions given in accordance with the Depositary's and the Registrar's procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security in an amount equal to the principal amount of such Note to be transferred, and the Trustee shall cancel the Note so transferred.

              (c) Private Placement Legend. Upon the transfer, exchange or replacement of a Note not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless either (i) the circumstances contemplated by (a) (i) (x) of this section have been satisfied or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

              (d) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth herein and in the Private Placement Legend and agrees that it will transfer such Note only as provided herein and in the Indenture.





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